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                                                      EXHIBIT 99(a)


CONTACT:    Jon Senderling - EDS
            (972)605-6790
            jon.senderling@eds.com


For release 3:15 p.m. CDT Monday, May 19, 1997

EDS ESTIMATES RANGES OF SECOND-QUARTER
EARNINGS PER SHARE AND EXPECTED CHARGE

Company briefs security analysts on extensive market opportunities

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PLANO, Texas -- EDS, in conjunction with the information services company's annual meeting of security analysts at its global headquarters here, today estimated that it would achieve earnings per share of $0.43 to $0.45 in the second quarter before adjusting for a previously announced, non-recurring charge.

Company officials also told the more than 200 security analysts attending the two-day meeting that they expect earnings to improve in the second half of the year as the result of both cost-cutting efforts and the extensive global market opportunities available to the company.

EDS said several months ago that it anticipated somewhat weaker financial performance than analysts expected in both the first and second quarters of 1997 but expressed confidence that the second half of the year would be significantly stronger. Last month, EDS officials estimated that the company would achieve earnings for 1997 in the range of $2.30 to $2.35 per share before the charge.

As part of an enterprise-wide business transformation initiative that EDS has launched to reduce costs, streamline its organizational structure and align its strategy, services and delivery with market opportunities, EDS has identified potential annual savings of between $500 million and $700 million. The company said today that it remained comfortable with its $2.30-$2.35 earnings-per-share estimate for the year with the realization of the targeted savings.

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Company officials told the analysts that they estimated the restructuring charge EDS planned to take as a result of the transformation initiative would be between $100 million and $250 million.

EDS officials emphasized to the analysts that the company has had three consecutive quarters of strong new-contract signings and already has won more than $2 billion in new business in the second quarter. They also noted that EDS continues to have a robust pipeline of potential new-business opportunities, many of which are expected to be awarded in 1997.

EDS officials pointed to several areas of strong growth the company is experiencing in addition to its traditional outsourcing business.

- Management consulting.   EDS said its strategy for A.T. Kearney, the global
management consulting firm it acquired in September 1995, was realizing synergies and benefits faster than anticipated and that A.T. Kearney was continuing its record of growing twice as fast as the market. EDS said it expected the firm to register fees in excess of $1 billion this year.

- Year 2000.   EDS officials said there was a "significant market upside"
for EDS in helping businesses and governments resolve the Year 2000 issue -- preparing computer systems for the new millennium -- and that several major new business announcements were expected during the second quarter. The company's CIO Services 2000 group expects to add 400 positions in the next several months as a result of new business in systems conversions and project management. An additional 1,000 positions are planned for 1998. The group reports a $1 billion-plus business pipeline as enterprises begin to move aggressively to solve their "Year 2000" problem. Renovation centers are already converting code at EDS headquarters in Plano and at company facilities in Austin and Denver. Additional centers are planned for Camp Hill, Pa., Dublin and Asia/Pacific.

- Internet and new media. The market acceptance of EDS' interactive agency for strategy design and development of websites for interactive marketing, c2o Interactive Architects, has been exceptional and has created business opportunities in the $400-million range in only four months. EDS estimates its total current pipeline in the area of Internet and new media at $1.75 billion.

                                -2-

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EDS officials also said the company was rapidly expanding its business in such areas as database mining, telemarketing services and call-center operations. They cited the company's CustomerSolutions global strategic business line, which is focused on partnering with EDS clients to deliver tailored solutions that increase the clients' knowledge of their customers.

The statements in this news release that are not historical facts, including those regarding 1997 earnings estimates, second-quarter earnings estimates, the value of new business signings, A.T. Kearney's 1997 fees, market opportunities and EDS' business transformation initiative and related savings and one-time charges, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond EDS' control, that could cause actual results to differ materially from such statements. For information concerning these risks and uncertainties, please see EDS' most recently filed Form 10-Q and the section on risk factors in the company's most recent equity registration statement. EDS disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

EDS is a leader in the global information services industry. The company's approximately 100,000 employees specialize in applying a range of ideas and technologies to help business and government customers improve their economics, products, services and relationships. EDS, which serves customers in 42 countries, reported revenues of $14.4 billion in 1996.
The company is independent and publicly owned, and its stock is traded on the New York Stock Exchange and the London Stock Exchange under the symbol EDS. EDS can be visited via the Internet at http://www.eds.com.

                                -3-